Exhibit 99.1

Contact:
Jorge Almeida
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Third Quarter 2026 Results
Third Quarter 2026 Highlights
•Net earnings per diluted share of $1.19 ($1.23 excluding mark-to-market losses on technology investments and one-time items in the Company's Financial Services segment)
•Net earnings of $284 million
•New orders decreased 9%, to 20,879 homes, compared to prior year
•Backlog of 16,857 homes with a dollar value of $6.3 billion
•Deliveries decreased 3%, to 20,840 homes, compared to prior year
•Total revenues of $8.0 billion
•Homebuilding operating earnings of $502 million
◦Gross margin on home sales of 15.8%
◦S,G&A expenses as a % of revenues from home sales of 9.2%
◦Net margin on home sales of 6.6%
•Financial Services operating earnings of $129 million
•Multifamily operating loss of $3 million
•Lennar Other operating loss of $84 million
•Homebuilding cash and cash equivalents of $1.2 billion
•Redeemed $400 million of 5.25% senior notes due June 2026
•Outstanding borrowings of $650 million under the Company's $3.1 billion revolving credit facility
•Homebuilding debt to total capital of 16.6%
•Repurchased 3 million shares of Lennar common stock for $256 million
(more)

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Miami, September 16, 2026 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its third quarter ended August 31, 2026. Third quarter net earnings attributable to Lennar in 2026 were $284 million, or $1.19 per diluted share, compared to third quarter net earnings attributable to Lennar in 2025 of $591 million, or $2.29 per diluted share. Excluding mark-to-market losses of $53 million on technology investments and one-time items of $39 million, net, in the Company's Financial Services segment, third quarter net earnings attributable to Lennar in 2026 were $294 million, or $1.23 per diluted share, compared to $516 million, or $2.00 per diluted share, excluding mark-to-market gains of $99 million on technology investments, in the third quarter of 2025.
Stuart Miller, Executive Chairman, Chief Executive Officer and President of Lennar, said, “Our third quarter 2026 results reflect consistent focus on our operating strategy of maintaining volume and production while navigating a challenging economic environment. While our earnings of $1.19 per share were below expectations, they reflect the nature of the environment in which we are operating, which has deteriorated since our last earnings call.”
“Mortgage rates increased through the quarter, with the 30-year rate at approximately 6.8% at quarter end and even higher since. Rates are responding as inflation remains above the Fed’s target, driven by geopolitical tension and higher oil prices. Additionally, consumer confidence has declined as rates and affordability have driven more consumers to slow their purchase decision. Nevertheless, even while market conditions have weakened, the overall housing environment remains constructive as housing shortages continue to drive demand from both primary buyers as well as ‘single-family for rent’ and ‘build-to-rent’ buyers.”
“Against that backdrop, our team adhered to our strategy of leveraging consistent volume in order to drive costs lower. We delivered 20,840 homes, within our guidance of 20,500 to 21,500, generated 20,879 new orders and produced total revenues of $8.0 billion. Our starts pace and sales pace were both 4.1 homes per community per month across our 1,713 active communities, reflecting the even-flow balance that drives efficiency.”
“By maintaining volume, we have improved execution across numerous key metrics. Our construction cost per square foot improved another 1% sequentially, 6% year over year, and 14% since our fourth quarter 2023 baseline. Our cycle time reached a new record low of 116 days, down from 121 days last quarter and 126 days a year ago. Additionally, we reduced our completed, unsold inventory to 1.8 homes per community from 2.1 homes per community last quarter, and our inventory turn stands at 2.4 times. Of the approximately 488,000 homesites we own and control, we own fewer than 2.5%, on our balance sheet. Finally, we ended the quarter with $1.2 billion in cash, as we repurchased 3 million shares of stock for $256 million and repaid $400 million of senior notes.”
“Our average sales price was $372,000, reflecting approximately 12.0% in incentives, along with base price adjustments necessary to sustain volume in a market where affordability remains the defining constraint. Our gross margin improved sequentially to 15.8%, with SG&A of 9.2% resulting in a net margin of 6.6%.”
“Looking ahead to the fourth quarter of 2026, we expect to generate new orders of approximately 19,500 to 20,500 homes, and to deliver approximately 22,000 to 23,000 homes with gross margin of approximately 15.5% to 16.0%. We expect our average sales price to be in the range of approximately $370,000 to $380,000 and our SG&A to improve toward 8.7% to 9.0%. Given continued pressure on interest rates and the deterioration in market

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conditions through the quarter, we are moderating our target full-year 2026 deliveries to approximately 80,000 to 81,000 homes, from the 82,000 to 83,000 homes we discussed last quarter.”
Mr. Miller concluded, “Our consistent strategy has been to meet demand at affordability and build supply rather than wait the market out. We have prioritized volume to create needed supply for the market, which we deliver at affordable prices, while we leverage scale advantages and ultimately improve margins. The fundamental shortage of housing in America has not been solved. We remain deeply committed to building the homes America needs, at prices families can afford, and to ultimately generate the returns our shareholders deserve.”

RESULTS OF OPERATIONS
THIRD QUARTER 2026 COMPARED TO THIRD QUARTER 2025
Homebuilding
Revenues from home sales decreased 6% in the third quarter of 2026 to $7.7 billion from $8.2 billion in the third quarter of 2025. Revenues were lower primarily due to both a 3% decrease in the average sales price of homes and a 3% decrease in the number of home deliveries. New home deliveries were 20,840 homes in the third quarter of 2026, compared to 21,584 homes in the third quarter of 2025. The average sales price of homes delivered was $372,000 in the third quarter of 2026, compared to $383,000 in the third quarter of 2025. The decrease in average sales price of homes delivered in the third quarter of 2026 compared to the same period last year was primarily due to continued weakness in the market.
Gross margins on home sales were $1.2 billion, or 15.8%, in the third quarter of 2026, compared to $1.4 billion, or 17.5%, in the third quarter of 2025. During the third quarter of 2026, gross margins decreased primarily due to lower revenue per square foot and higher land costs year over year, which were partially offset by a decrease in construction costs, reflecting the Company's continued focus on cost-saving initiatives.
Selling, general and administrative expenses were $714 million in the third quarter of 2026, compared to $676 million in the third quarter of 2025. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 9.2% in the third quarter of 2026, from 8.2% in the third quarter of 2025, primarily due to less leverage as a result of lower revenues and an increase in marketing and selling expenses.
Financial Services
Operating earnings for the Financial Services segment were $129 million in the third quarter of 2026, compared to operating earnings of $177 million in the third quarter of 2025, both amounts are net of noncontrolling interest. The operating earnings in the third quarter of 2026 included one-time items of $39 million, net, primarily related to a litigation accrual reversal resulting from a court judgment. Excluding the one-time items in the current quarter, the decrease in operating earnings was primarily due to lower profit per locked loan and lower lock volume in the mortgage business.

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Ancillary Businesses
Operating loss for the Multifamily segment was $3 million in the third quarter of 2026, compared to an operating loss of $16 million in the third quarter of 2025. Operating loss for the Lennar Other segment was $84 million in the third quarter of 2026, compared to operating earnings of $62 million in the third quarter of 2025. The Lennar Other operating loss for third quarter of 2026 was primarily driven by mark-to-market losses of $53 million on the Company's technology investments. The Lennar Other operating earnings for third quarter of 2025 were primarily driven by mark-to-market gains of $99 million on the Company's technology investments.
Tax Rate
In the third quarter of 2026 and 2025, the Company had tax provisions of $102 million and $191 million, which resulted in an overall effective income tax rate of 26.4% and 24.4%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially offset by tax credits. The increase in the effective tax rate for the third quarter of 2026 compared to the prior period was primarily due to the Company's spin-off of Millrose Properties, Inc.
Share Repurchases
In the third quarter of 2026, the Company repurchased 3 million shares of its common stock for $256 million at an average share price of $85.49.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the fourth quarter of 2026:

New Orders	19,500 - 20,500
Deliveries	22,000 - 23,000
Average Sales Price	$370,000 - $380,000
Gross Margin % on Home Sales	15.5% - 16.0%
SG&A as a % of Home Sales	8.7% - 9.0%
Financial Services Operating Earnings	$90 million - $95 million

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About Lennar
Lennar Corporation is one of the nation's leading homebuilders, dedicated to making the American dream of homeownership attainable for more people. Since its founding in 1954, Lennar has built more than 1.5 million homes for buyers at every stage of life in communities across the country, from first-time and move-up buyers to active adults. Lennar's Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar's homes. LENˣ drives Lennar's technology, innovation and strategic investments, shaping the future of homebuilding. For more information, visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made.
Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased or continued high interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials and labor; changes in trade policy affecting our business, including new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties that may impact the cost of raw materials and other goods related to our homebuilding businesses; changes in U.S. and foreign governmental laws, regulations and policies, including retaliatory policies against the United States, that may impact our business operations; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings or the willingness of the funds to invest in new projects; increased energy prices; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land light strategy; problems exercising options to purchase homesites; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits and pre-acquisition costs on real estate related to land purchase options we decide not to exercise; the potential negative impact to our business from public health issues; labor shortages and/or a decrease in the number of potential homebuyers due to increased enforcement of restrictions on immigration; possible unfavorable outcomes in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business; and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 28, 2026 and Quarterly Reports on Form 10-Q.
We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, September 17, 2026. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1938 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2026	2025	2026	2025
Revenues:
Homebuilding	$7,759,497	8,253,675	21,674,374	23,381,407
Financial Services	226,121	314,195	678,615	889,370
Multifamily	38,475	228,465	184,538	521,966
Lennar Other	22,026	13,943	67,940	26,582
Total revenues	$8,046,119	8,810,278	22,605,467	24,819,325

Homebuilding operating earnings	$501,962	759,785	1,364,361	2,297,292
Financial Services operating earnings	130,316	177,872	322,732	478,635
Multifamily operating earnings (loss)	(2,869)	(16,471)	33,315	(31,248)
Lennar Other operating earnings (loss)	(83,607)	62,498	(127,797)	(79,680)
Corporate general and administrative expenses	(137,883)	(171,397)	(431,670)	(474,628)
Charitable foundation contribution	(20,840)	(21,584)	(58,222)	(59,549)
Earnings before income taxes	387,079	790,703	1,102,719	2,130,822
Provision for income taxes	(101,592)	(190,892)	(275,742)	(520,478)
Net earnings (including net earnings attributable to noncontrolling interests)	285,487	599,811	826,977	1,610,344
Less: Net earnings attributable to noncontrolling interests	1,611	8,844	8,946	22,402
Net earnings attributable to Lennar	$283,876	590,967	818,031	1,587,942

Basic and diluted average shares outstanding	237,756	255,601	240,990	259,540

Basic and diluted earnings per share	$1.19	2.29	3.36	6.06

Supplemental information:
Interest incurred (1)	$63,173	54,868	174,629	128,203

EBIT (2):
Net earnings attributable to Lennar	$283,876	590,967	818,031	1,587,942
Provision for income taxes	101,592	190,892	275,742	520,478
Interest expense included in:
Costs of homes and land sold	56,019	45,591	147,466	107,366
Homebuilding other income, net	3,152	3,707	8,976	10,758
Total interest expense	59,171	49,298	156,442	118,124
EBIT	$444,639	831,157	1,250,215	2,226,544
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2026	2025	2026	2025
Homebuilding revenues:
Sales of homes	$7,733,588	8,213,580	21,601,549	23,242,401
Sales of land	18,442	30,521	46,001	109,042
Other homebuilding	7,467	9,574	26,824	29,964
Total homebuilding revenues	7,759,497	8,253,675	21,674,374	23,381,407

Homebuilding costs and expenses:
Costs of homes sold	6,512,260	6,779,563	18,246,493	19,070,239
Costs of land sold	16,216	41,065	69,071	133,315
Selling, general and administrative	714,040	676,491	2,029,930	1,981,077
Total homebuilding costs and expenses	7,242,516	7,497,119	20,345,494	21,184,631
Homebuilding net margins	516,981	756,556	1,328,880	2,196,776
Homebuilding equity in earnings from unconsolidated entities	4,808	10,190	45,659	62,910
Homebuilding other income (expense), net	(19,827)	(6,961)	(10,178)	37,606
Homebuilding operating earnings	$501,962	759,785	1,364,361	2,297,292

Financial Services revenues	$226,121	314,195	678,615	889,370
Financial Services costs and expenses (1)	95,805	136,323	355,883	410,735
Financial Services operating earnings	$130,316	177,872	322,732	478,635

Multifamily revenues	$38,475	228,465	184,538	521,966
Multifamily costs and expenses	40,868	238,791	204,084	566,844
Multifamily equity in earnings (loss) from unconsolidated entities and other income (expense), net	(476)	(6,145)	52,861	13,630
Multifamily operating earnings (loss)	$(2,869)	(16,471)	33,315	(31,248)

Lennar Other revenues	$22,026	13,943	67,940	26,582
Lennar Other costs and expenses	48,393	45,450	135,803	99,039
Lennar Other equity in earnings (loss) from unconsolidated entities and other	(3,905)	(5,218)	1,815	(14,503)
Lennar Other gains (losses) from technology investments	(53,335)	99,223	(61,749)	7,280
Lennar Other operating earnings (loss)	$(83,607)	62,498	(127,797)	(79,680)
(1)Includes one-time items of $39 million, net, primarily related to a litigation accrual reversal resulting from a court judgment, for the three and nine months ended August 31, 2026.

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey and Pennsylvania
Central: Alabama, Georgia, Illinois, Indiana, Maryland/Virginia, Minnesota, North Carolina, South Carolina and Tennessee
South Central: Arkansas, Kansas, Oklahoma and Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	Three Months Ended August 31,
	2026	2025	2026	2025	2026	2025
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,017	4,905	$1,865,545	1,797,088	$372,000	366,000
Central	5,322	5,334	1,943,777	2,020,518	365,000	379,000
South Central	5,969	6,413	1,372,191	1,507,314	230,000	235,000
West	4,529	4,926	2,588,288	2,950,118	571,000	599,000
Other	3	6	1,284	3,622	428,000	604,000
Total	20,840	21,584	$7,771,085	8,278,660	$372,000	383,000
Of the total homes delivered listed above, 51 homes with a dollar value of $37 million and an average sales price of $735,000 represent homes from unconsolidated entities for the three months ended August 31, 2026, compared to 146 homes with a dollar value of $65 million and an average sales price of $446,000 for the three months ended August 31, 2025.

	At August 31,		Three Months Ended August 31,
	2026	2025	2026	2025	2026	2025	2026	2025
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	344	360	4,831	5,792	$1,800,978	2,081,377	$373,000	359,000
Central	464	452	5,625	5,428	1,927,876	1,958,262	343,000	361,000
South Central	479	411	6,100	7,055	1,387,570	1,582,753	227,000	224,000
West	425	440	4,319	4,725	2,386,135	2,814,895	552,000	596,000
Other	1	1	4	4	1,830	2,445	457,000	611,000
Total	1,713	1,664	20,879	23,004	$7,504,389	8,439,732	$359,000	367,000
Of the total new orders listed above, 37 homes with a dollar value of $32 million and an average sales price of $864,000 represent homes in five active communities from unconsolidated entities for the three months ended August 31, 2026, compared to 104 homes with a dollar value of $57 million and an average sales price of $546,000 in nine active communities for the three months ended August 31, 2025.

	Nine Months Ended August 31,
	2026	2025	2026	2025	2026	2025
Deliveries:	Homes		Dollar Value		Average Sales Price
East	13,928	14,031	$5,206,614	5,259,789	$374,000	375,000
Central	13,729	13,828	4,951,404	5,294,015	361,000	383,000
South Central	17,294	17,317	3,995,511	4,173,587	231,000	241,000
West	13,260	14,351	7,598,188	8,657,783	573,000	603,000
Other	11	22	7,065	14,341	642,000	652,000
Total	58,222	59,549	$21,758,782	23,399,515	$372,000	393,000
Of the total homes delivered listed above, 208 homes with a dollar value of $157 million and an average sales price of $756,000 represent homes from unconsolidated entities for the nine months ended August 31, 2026, compared to 339 homes with a dollar value of $157 million and an average sales price of $463,000 for the nine months ended August 31, 2025.

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	Nine Months Ended August 31,
	2026	2025	2026	2025	2026	2025
New Orders:	Homes		Dollar Value		Average Sales Price
East	14,375	15,459	$5,442,049	5,621,317	$379,000	364,000
Central	15,435	15,244	5,460,671	5,746,412	354,000	377,000
South Central	17,398	18,602	4,026,684	4,362,932	231,000	235,000
West	13,923	14,634	7,915,169	8,701,073	568,000	595,000
Other	12	21	7,610	13,993	634,000	666,000
Total	61,143	63,960	$22,852,183	24,445,727	$373,000	382,000
Of the total new orders listed above, 165 homes with a dollar value of $94 million and an average sales price of $570,000 represent homes from unconsolidated entities for the nine months ended August 31, 2026, compared to 346 homes with a dollar value of $186 million and an average sales price of $539,000 for the nine months ended August 31, 2025.

	At August 31,
	2026	2025	2026	2025	2026	2025
Backlog:	Homes		Dollar Value		Average Sales Price
East	5,269	4,787	$2,006,885	1,847,937	$381,000	386,000
Central	5,178	4,795	1,781,944	1,841,720	344,000	384,000
South Central	3,149	4,072	689,111	892,312	219,000	219,000
West	3,260	3,299	1,866,975	2,066,021	573,000	626,000
Other	1	—	545	—	545,000	—
Total	16,857	16,953	$6,345,460	6,647,990	$376,000	392,000
Of the total homes in backlog listed above, 36 homes with a backlog dollar value of $23 million and an average sales price of $635,000 represent the backlog from unconsolidated entities at August 31, 2026, compared to 86 homes with a backlog dollar value of $93 million and an average sales price of $1.1 million at August 31, 2025.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	August 31, 2026	November 30, 2025
ASSETS
Homebuilding:
Cash and cash equivalents	$1,150,115	3,441,324
Restricted cash	34,093	25,930
Receivables, net	924,858	1,002,629
Inventories:
Finished homes and construction in progress	10,670,269	8,822,271
Land and land under development	865,134	1,098,961
Inventory owned	11,535,403	9,921,232
Consolidated inventory not owned	1,408,036	1,696,401
Inventory owned and consolidated inventory not owned	12,943,439	11,617,633
Deposits and pre-acquisition costs on real estate	7,327,193	6,383,633
Investments in unconsolidated entities	1,470,473	1,545,370
Goodwill	3,442,359	3,442,359
Other assets	1,803,804	1,794,378
	29,096,334	29,253,256
Financial Services	2,770,652	3,377,413
Multifamily	815,039	902,136
Lennar Other	696,200	897,632
Total assets	$33,378,225	34,430,437

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,795,955	1,812,484
Liabilities related to consolidated inventory not owned	1,250,439	1,476,376
Senior notes and other debts payable, net	4,297,251	4,084,686
Other liabilities	2,448,954	2,691,876
	9,792,599	10,065,422
Financial Services	1,720,568	2,010,598
Multifamily	76,247	113,361
Lennar Other	92,391	100,447
Total liabilities	11,681,805	12,289,828

Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	26,312	26,158
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	6,049,974	5,909,726
Retained earnings	22,923,564	22,471,471
Treasury stock	(7,450,306)	(6,457,609)
Accumulated other comprehensive income	5,755	6,011
Total stockholders’ equity	21,558,959	21,959,417
Noncontrolling interests	137,461	181,192
Total equity	21,696,420	22,140,609
Total liabilities and equity	$33,378,225	34,430,437

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31, 2026	November 30, 2025	August 31, 2025
Homebuilding debt	$4,297,251	4,084,686	3,523,766
Stockholders' equity	21,558,959	21,959,417	22,570,320
Total capital	$25,856,210	26,044,103	26,094,086
Homebuilding debt to total capital	16.6%	15.7%	13.5%

Homebuilding debt	$4,297,251	4,084,686	3,523,766
Less: Homebuilding cash and cash equivalents	1,150,115	3,441,324	1,406,215
Net homebuilding debt	$3,147,136	643,362	2,117,551
Net homebuilding debt to total capital (1)	12.7%	2.8%	8.6%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.